EXHIBIT 99.1
News Release
SPARK NETWORKS® ANNOUNCES ADDITIONS TO BOARD OF DIRECTORS
BEVERLY HILLS, Calif., September 12, 2006 — Spark Networks plc (AMEX: LOV), a leading provider of online personals services, announced today the appointment of Adam Berger, former CEO of WeddingChannel.com Inc.; Jonathan Bulkeley, CEO of Scanbuy, Inc.; Christopher Gaffney, Co-founder and Managing Partner of Great Hill Partners; and Scott Sassa, CEO and Founder of W Cubed Media. In addition, David Siminoff, the company’s CEO and a current director, was appointed Chairman of the Board. The company also announced the resignation of Scott Shleifer from its Board.
“Since I joined the company as CEO in August 2004, we have restructured many facets of the company for the collective goal of increased profitability and sustainable growth. I am honored to have been elected to lead the Board into the next phase of our development,” stated Mr. Siminoff. “We have today added incremental talent to our Board, focused around the Internet media sectors. We thank Scott Shleifer for his contributions and congratulate him on having recognized Spark’s value early in its history. We will miss him on the Board.”
Mr. Berger is the former CEO of WeddingChannel.com Inc. and led the company for seven years from funding through its recent sale. Immediately prior, Mr. Berger was President of The Franklin Mint, a direct marketer. He began his career with The Procter and Gamble Company and later joined The Boston Consulting Group. Mr. Berger is a director of PeopleSupport, Inc. (NASDAQ:PSPT). He holds an M.B.A. with distinction from the Harvard Business School and a B.S. in Chemical Engineering from the University of California at Berkeley.
Mr. Bulkeley is CEO of Scanbuy, Inc., a company that develops bar code readers for cell phones. Prior to Scanbuy, he was Managing Partner of Achilles Partners LLC, an investment, advisory and research firm, and prior to that, he was Chairman and CEO of Lifeminders, Inc., an online direct marketing company. From December 1998 to January 2000, Mr. Bulkeley was CEO of barnesandnoble.com. Mr. Bulkeley also served as Vice Chair of EDGAR-Online from April 2003 to April 2004 and Chairman of QXL Ricardo, plc from February 1998 to December 2004. He currently sits on the Board of Directors of The Readers Digest Association (NYSE: RDA) and the US Trusts’ Excelsior Buyout Fund of Funds, Excelsior Absolute Return Hedge Fund of Funds and Excelsior Real Estate Fund. Mr. Bulkeley is a graduate of Yale University.
Mr. Gaffney is Co-founder of Great Hill Partners, LLC, a private equity firm and Spark Networks’ largest shareholder. He has served as one of its Managing Partners since January 1999. Mr. Gaffney currently serves on the boards of numerous private companies and has cumulatively served on over 35 private and public boards. Mr. Gaffney is also a director of the Newton (MA) YMCA. Mr. Gaffney holds a B.S. in accounting and economics from Boston College.

Mr. Sassa is the CEO and Founder of W Cubed Media, a consumer Internet start up. From August 2005 until April 2006, he was CEO in Residence at Kleiner, Perkins, Caufield & Byers, a venture capital firm. From June 2004 to July 2005, he was President and CEO of Friendster, Inc. and from September 1997 until June 2003, he held various positions at General Electric, such as President, NBC West Coast; President, NBC Entertainment; and President, NBC Television Station Group. Mr. Sassa has also held various positions at Turner Broadcasting System, including serving on its Board of Directors and as President of its entertainment division.
About Spark Networks plc:
Spark Networks’ American Depository Shares trade on the American Stock Exchange under the symbol “LOV,” and its Global Depositary Shares trade on the Frankfurt Stock Exchange under the symbol “MHJG.” The Spark Networks portfolio of consumer websites includes, among others, JDate®.com (www.jdate.com), AmericanSingles®.com (www.americansingles.com), BlackSingles.com® (www.blacksingles.com), BBWPersonalsPlus™.com (www.bbwpersonalsplus.com), CatholicMingle™.com (www.catholicmingle.com), LDSMingle™.com (www.ldsmingle.com), LDSSingles.com™ (www.ldssingles.com), PrimeSingles™.net (www.primesingles.net), and Relationships.com™ (www.relationships.com).
Safe Harbor Statement:
This press release contains forward-looking statements. Any statements in this news release that are not statements of historical fact may be considered to be forward-looking statements. Written words, such as “may,” “will,” “expect,” “believe,” “anticipate,” “estimate,” “intends,” “goal,” “objective,” “seek,” “attempt,” or variations of these or similar words, identify forward-looking statements. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the near future. There are a number of factors that could cause actual results and developments to differ materially, including, but not limited to, our ability to: attract members; convert members into paying subscribers and retain our paying subscribers; keep pace with rapid technological changes; maintain the strength of our existing brands; and maintain and enhance those brands and our dependence upon the telecommunications infrastructure and our networking hardware and software infrastructure. For a discussion of these and further risks and uncertainties, please see our filings with the Securities and Exchange Commission. We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our public filings with the SEC also are available from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov.
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Investors:	Mark Thompson	Media:	Gail Laguna
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